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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2002
Date of Report (Date of earliest event reported)

SABRE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation)	1-12175 (Commission File No.)	75-2662240 (IRS Employer Identification No.)
3150 Sabre Drive Southlake, Texas 76092 (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: (682) 605-1000

        Not Applicable
(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure.

        The Registrant is filing this Amendment on Form 8-K/A in order to amend and restate the report on Form 8-K previously filed on October 22, 2002.

        On October 17, 2002, the Registrant's subsidiary, Sabre Inc. (the "Company"), reached a three-year agreement with US Airways, Inc. under which the airline will distribute in the United States virtually all of its publicly available fares, promotions, and services through the Sabre global distribution system ("GDS").

        Under the agreement, the airline will make available to Sabre GDS users in the United States all fares offered by the airline's own reservations centers. The airline will also make available to those Sabre GDS users all published fares that the airline sells through its own or any third-party's Web site, but excluding so called "opaque fares" in which the airline's identity is not disclosed until after the sale. The airline will provide access to all of these fares through all channels of the Sabre GDS, including Internet and off-line channels. The airline has also agreed to participate in the Sabre GDS at the highest level, called direct connect availability ("DCA"), for three years. The airline's previous agreement to participate in the Sabre GDS was terminable by either party on thirty (30) days notice.

        The airline will also provide equal opportunities for travel agents using the Sabre GDS in the United States to participate in promotions that the airline makes available through other distribution channels, including other global distribution systems and third-party Web sites. Further, the airline has agreed to make available to travel agents using the Sabre GDS in the United States any products, services, commissions, or passenger perquisites or amenities that the airline makes available in connection with bookings made by travel agents on any other GDS, third-party's Web sites, or the airline's own Web site.

        In exchange, the Company will fix the fee for DCA bookings by Sabre GDS users in the United States at $3.85 during the three-year term of the agreement (and fix at $0.14 the per segment cancellation fee). This represents an effective discount of approximately 8 to 10 percent, or approximately $0.40 per segment, for DCA bookings made by Sabre GDS users located in the United States. The Registrant expects the agreement with US Airways will reduce 2003 booking fee revenues by approximately $4-5 million.

        The Registrant announced that the Company is offering the same terms to other airlines with United States points of sale, if they elect the new DCA three year option under their Sabre GDS participating carrier agreements. The Registrant anticipates that airline participation under these terms should slow the "channel shift" towards reservations made directly with suppliers, because travel agents and consumers will be able to book in the Sabre GDS all published fares for participating airlines, including low fares currently available only on the airlines' own Web sites. The Registrant anticipates that if all airlines currently participating in the Sabre GDS at the DCA level accept the new DCA three year option, its revenues would be negatively impacted by approximately $30-40 million in 2003.

        Attached as Exhibit 99.1 to this report is a copy of the news release issued by the Registrant on October 21, 2002 describing the new DCA three year option and the US Airways agreement.

        On October 22, 2002, William J. Hannigan, Chairman, President and Chief Executive Officer of the Registrant, will conduct meetings with analysts in New York, New York to discuss the new DCA three year option under the Sabre GDS participating carrier agreement. Attached as Exhibit 99.2 to this report are discussion materials that Mr. Hannigan will use during the meetings with analysts.

Cautionary Notice

        Statements in this report which are not purely historical facts, including statements about airlines' acceptance of the new participation level, the effect on the number of reservations made through the Sabre GDS, the effect on revenue, or other statements about forecasts, anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Registrant on the date this release was issued. Registrant undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to: airlines limiting their participation in travel marketing and distribution services; and Registrant revenues being highly dependent on the travel and transportation industries. Registrant may not succeed in addressing these and other risks. Further information regarding factors that could affect Registrant's financial and other results can be found in the risk factors section of Registrant's most recent filing on Form 10-Q with the Securities and Exchange Commission.

Index to Exhibits

Exhibit	Description
99.1	News release issued by the Registrant on October 21, 2002 describing the new direct connect availability three year option under the Sabre participating carrier agreement, and an agreement with US Airways, Inc.
99.2
Discussion materials to be used on October 22, 2002, by William J. Hannigan, Chairman, President and Chief Executive Officer of the Registrant during meetings with analysts in New York, New York discussing new direct connect availability three year option under the Sabre participating carrier agreement, and an agreement with US Airways, Inc.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SABRE HOLDINGS CORPORATION
By: /s/ James F. Brashear Name: James F. Brashear Title: Corporate Secretary
Date: October 23, 2002

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SIGNATURE